 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2022

IVERIC bio, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36080	20-8185347
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way
Parsippany, NJ 07054
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (609) 474-6455

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ISEE	The Nasdaq Global Select Market

    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company    ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

License Agreement

On June 30, 2022, IVERIC bio, Inc. (“IVERIC” or the “Company”) entered into a License Agreement (the “License Agreement”) with DelSiTech Ltd. (“DelSiTech”). Under the License Agreement, DelSiTech granted IVERIC a worldwide, exclusive license under specified patent rights and know-how to develop, have developed, make, have made, use, offer to sell, sell, have sold, otherwise commercialize, export and import Zimura® (avacincaptad pegol) using DelSiTech’s silica-based sustained release technology for the treatment of diseases of the eye in humans (the “Licensed Product”). IVERIC may grant sublicenses of the licensed patent rights and know-how without DelSiTech’s consent.

As a condition to the ongoing effectiveness of DelSiTech’s grant of exclusive rights, (a) IVERIC would use commercially reasonable efforts to develop the Licensed Product and to seek regulatory approval for the Licensed Product in either the United States or the European Union and (b) IVERIC would use commercially reasonable efforts to commercialize the Licensed Product following receipt of regulatory approval in the United States, France, Germany, Italy, Spain or the United Kingdom, as applicable. IVERIC has sole discretion as to the use of commercially reasonable efforts for the above, and in the event that IVERIC chooses not to or fails to use commercially reasonable efforts to develop or commercialize the Licensed Product, DelSiTech’s sole remedy for such failure is to convert the licenses granted to IVERIC under the License Agreement from exclusive to non-exclusive.

IVERIC has agreed to pay DelSiTech a €1.25 million upfront license fee within 60 days after execution of the License Agreement. IVERIC has further agreed to pay DelSiTech up to an aggregate of €35.0 million if IVERIC achieves specified clinical and development milestones with respect to the Licensed Product. In addition, IVERIC has agreed to pay DelSiTech up to an aggregate of €60.0 million if IVERIC achieves specified commercial sales milestones with respect to worldwide net sales of the Licensed Product.

IVERIC is also obligated to pay DelSiTech royalties at a low single-digit percentage of net sales of the Licensed Product. The royalties payable by IVERIC are subject to reduction under specified circumstances. IVERIC’s obligation to pay royalties under the License Agreement will continue on a country-by-country basis until the later of: (a) the expiration of the last-to-expire licensed patent rights covering the Licensed Product in the country of sale, or (b) expiration of all regulatory exclusivity for the Licensed Product in the country of sale.

The License Agreement also contains representations and warranties, covenants, indemnification and other negotiated provisions, including confidentiality obligations, customary for transactions of this nature. Unless earlier terminated by IVERIC or DelSiTech, the License Agreement will expire on a country-by-country basis upon the expiration of IVERIC’s obligation to pay royalties to DelSiTech on net sales of the Licensed Product. Upon expiration of the License Agreement, the licenses granted by DelSiTech to IVERIC will become fully paid up and irrevocable. IVERIC may terminate the License Agreement at any time for any reason upon 60 days’ prior written notice to DelSiTech. Either party may also terminate the License Agreement if the other party materially breaches the License Agreement and does not cure such breach within a specified cure period.

Following any termination of the License Agreement prior to expiration of the term of the License Agreement, all rights to the licensed patent rights and know-how that DelSiTech granted to IVERIC will revert to DelSiTech, subject to IVERIC’s right to sell off any Licensed Product in IVERIC’s inventory as of the effectiveness of such termination.

IVERIC expects to file the License Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended on June 30, 2022, and intends to seek confidential treatment for certain terms and provisions of the License Agreement. The foregoing description of the License Agreement is qualified in its entirety by reference to the complete text of the License Agreement when filed.

Item 7.01. Regulation FD.

On July 5, 2022, the Company issued a press release announcing the License Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of

Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing. The furnishing of this information hereby shall not be deemed an admission as to the materiality of any such information.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits:

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1 Press Release dated July 5, 2022
104 Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVERIC bio, Inc.

Date: July 5, 2022	By:	/s/ David F. Carroll
David F. Carroll
Senior Vice President, Chief Financial Officer and Treasurer

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